Exhibit 99.1
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TEXT OF PRESENTATION AT MERRILL LYNCH ADVERTISING/MARKETING AND EDUCATION/
INFORMATION CONFERENCE ON FEBRUARY 25, 2002.

The company's presentation is accessible to the public on the company's Web site, meredith.com. It will remain there until March 4, 2002.



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Suku Radia
----------
Good afternoon. It's good to be with you today. We thank Lauren Rich Fine and Karl Choi for inviting us. With me are Steve Lacy, our Publishing Group president; and Dirck Steimel, our assistant manager of investor relations.

I'll start our remarks with an overview, then Steve will discuss publishing. Finally, I'll update you on our financial position and we'll take your questions.



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Before beginning, let me remind you to read the safe harbor information on your copy of the slides.



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First, I want to stress our focus on building our business so that we're well-positioned for the economic recovery. We start with a tremendous set of assets and a century-long commitment of integrity and service to our customers, advertisers and shareholders.

In publishing our assets include:
-- We are the No. 1 home and family publisher. Better Homes and Gardens and Ladies' Home Journal have a commanding 39 percent share in the women's service field.
-- We are leaders in creating sophisticated advertising and marketing programs for our clients.
-- Our circulation performance, especially our newsstand business, continues to outperform the industry.
-- And we have very strong senior management in Steve Lacy and Jerry Kaplan.



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Because of the nature of this conference, we'll spend most our time discussing our publishing operations. However, I do want to spend a moment on our Broadcast Group.

In broadcasting, we own stations in some very good markets. Eight of our 12 stations are located in the nation's top-36 markets. The majority of them are located in fast-growing regions, with our top-three markets among the most attractive in the nation.

We are overhauling our broadcasting business with Kevin O' Brien at the helm. With Kevin, we have one of the best executives in broadcasting running our business.

So with that broad look at our business, given the direct marketing emphasis of this conference, I'll turn the presentation over to Steve Lacy.



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Steve
-----
Thanks, Suku. Today I want to discuss the Publishing Group by focusing on our markets. Specifically, we'll start with a look at who we serve and how we serve them.

I will then discuss our current revenue growth initiatives in that context.

Finally, given the direct marketing focus of this conference, I'll highlight information related to our direct marketing capabilities wherever appropriate. Direct marketing is one of our core strengths in serving our readers and our corporate clients.















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Let's look at the opportunities that the marketplace is creating for Meredith, and at how we plan to grow and expand our businesses.

First, the commitment by consumers to their home lives is measurably stronger today than in recent years. In a more uncertain world, home is the comfort zone. Known and trusted researchers like Roper, Wirthlin, Harris, Gallup and Yankelovich conclude that Americans are more focused on improving their lives at home.

As we enter our 100th year, our service journalism approach to helping American homeowners is more vital than ever. Our established brands, especially Better Homes and Gardens and its many extensions in books, periodicals and interactive media, are ideally suited to supporting consumers' growing commitments to their home lives.

Second, because we speak with expertise on what matters most to Americans -- their families and their homes -- Meredith magazines and our database and integrated marketing businesses are key resources for our corporate clients, who know that Meredith has the biggest and most focused access to their consumer customers through advertising and custom communications programs.

So, we're confident that our marketplace will remain strong. In fact, homeownership -- the central barometer of our publishing business -- is expected to increase to more than 69 percent of American households by 2010.



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The marketplace is also creating new opportunities in major new segments.  Here are two groups that we are particularly well-equipped to serve.

Household formations at the young end of the age spectrum will increase significantly during this decade as the "Generation Y" children of Baby Boomers move into their 20s and 30s and out on their own. Their needs for succeeding in their first stage homeward years are waiting to be addressed and satisfied. That's why we're hopeful about our new product development activity intended to serve this generation. We'll talk more about that in a moment. These are also the future readers of our existing titles, so we want to introduce them to our company early.

Empty nester households in unprecedented numbers -- populated by the Baby Boom, the best educated generation of women and men -- will increase by more than 45 percent by 2010. Our MORE magazine is an example of a new product that helps define and enrich this "third age" (40-64) lifestage.


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I want to set up the rest of the presentation with a discussion of our database, because it works across all of our businesses to help us more effectively reach individual consumers, and it expands the breadth of services we can offer our corporate clients. With 60-million-names, it contains information on about 70 percent of U.S. homeowning households. Our database is also very deep, containing approximately 300 data points per name on average. Let me spend a minute discussing how the database enhances our business.



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First, it improves our marketing capabilities.  The depth of information we have on each name allows us to precisely target subscription mailings. Additionally, we have linked 30 million of those 60 million names to our Websites. This allows us to accumulate deeper information about the interests of those who visit us online. We can then offer them more targeted subscription efforts via the Internet.

Our database also enhances our magazine launch process. Because of its size and depth of information, we can use our database to conduct very accurate test mailings before launching magazines, improving the efficiency of this process. By moving our database in house and working in a single integrated database, we are capable of doing an exhaustive review of all data as we prepare to launch a magazine.

Finally, it expands the breadth of services we can provide to corporate clients. Using our database, we can provide our clients with improved decision making through new speed and agility in storing, analyzing and interpreting data on consumer behavior.



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With that look at our markets and our database, I'd like to focus on the consumer market, and our efforts to grow revenues based on individual consumer needs.








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Let's begin with circulation.  We believe our circulation mailings generate strong response rates for two primary reasons. First, as I mentioned earlier, our database helps us target more names more effectively.

Additionally, our creative content is strong. This slide shows a typical Meredith mailing versus typical mailings by two of our competitors. We have found that we can generate significant lifts in response rates just by adjusting offers or changing the look of our mailings.



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Today, the industry cost of acquiring a subscription through direct mail is about $20. We believe over time we can reduce our subscription acquisition costs to a fraction of that level by shifting orders to the Internet.

Our goal is to generate 1.5 million gross online subscriptions by 2003, and we are realizing success in our efforts. We generated close to 300,000 new magazine subscriptions via the web in fiscal 2001, up from 24,000 in fiscal 2000. With 360,000 orders generated in the first half of fiscal 2002, we are on track to meet and possibly exceed our three-year goal.



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Turning to newsstand sales, for the first 11 months of calendar 2001 versus the same period a year earlier, we expanded our newsstand revenues at a significantly greater rate than the industry, and our unit sales increased while the overall industry declined.

We enjoy very strong pricing power at the newsstand. Our newsstand sales are supported by our strong stable of magazines and our special interest publications, along with more than 600,000 check-out pockets at retail.











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We're revising our inventory management system to increase newsstand sales while reducing unsold copy costs. Certain retailers' weekly point-of-sale data is now being made available to Meredith, which allows us to more precisely determine the number of magazines being sold across the board and at individual retail outlets. Using this information, we have achieved significant sales increases at major retailers.

We're also buying more checkout displays, primarily to accommodate existing products that are increasing their rate base and/or frequency.

And we are expanding magazine sales into warehouse clubs -- already a strong distribution channel for Meredith books.



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We also serve our readers by selling product through the pages of our magazines.

We believe there are additional growth possibilities in direct-to-consumer product sales.

























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Book publishing is another area where we interact directly with consumers, and see opportunity for revenue growth.  In terms of our own brands:
-- We released Making a Home this past fall under the Better Homes and Gardens brand.  We're pleased with initial sales of this title.
-- This fall we'll release the 12th edition of the Better Homes and Gardens New
   Cook Book, and in the spring of 2003 we'll release an updated version of the New Decorating Book.

We also help other companies extend their brands.  Here are some examples:
-- In calendar 2002, we will expand the Home Depot 1-2-3 library with the addition of two titles. This brings us to a total of 21 books in print for The Home Depot. In the spring of 2003 we'll revise Home Improvement 1-2-3, the series' first book, released in 1995.
-- We'll continue to expand our relationship with Waverly, and in calendar
   2002, we'll release our first books under the Stanley, Scotts and Lynette Jennings names.
-- And we recently created a cornerstone book for Jo-Ann stores that contains comprehensive information about crafting. It is being sold at more than 1,000 Jo-Ann stores around the country, at major book retailers and on the Internet. We'd like to see this relationship grow along the lines of our Home Depot relationship.



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We are also putting more emphasis on sales of annual books.  Annuals are delivered to customers primarily via direct mail. Once a customers order an annual book, they automatically receive additional books in the series unless they cancel. Book annual customers tend to be the most avid buyers of other Meredith products.

We now produce seven annual books, and we have plans to launch three new ones.














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Turning to brand licensing, this slide highlights the categories where we have consumer permission to participate at retail, including decorating, seasonal products, and building and remodeling. We believe there is great potential for expansion of our brand licensing initiatives.

We currently have a significant garden and outdoor living brand licensing relationship with Wal-Mart, as indicated in green on this slide.

Building on that strong base, we believe there are opportunities to expand our current relationships, develop new licensing arrangements and generate new revenue and profit streams.



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With that look at our revenue-generating opportunities related to consumers, let me now turn to the various ways we serve our corporate clients. Today I will focus on advertising and Meredith Integrated Marketing.



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To set the stage for our advertising discussion, let's look at some share data.
Better Homes and Gardens and Ladies' Home Journal ended January 2002 with more than 39 percent of the women's service field revenue share, making them two of the most valuable brands in all of media.

Their current share is up by a point over last year's share for the same period.















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I'd like to highlight two specific developments with regard to Better Homes and
Gardens.

In early July, we named Karol Nickell as the magazine's editor-in-chief upon Jean LemMon's retirement. Karol was tremendously successful as editor-in-chief of Traditional Home, and we're already seeing her imprint on Better Homes and Gardens.

The October issue of Better Homes and Gardens pictured on the right is Karol's first issue, and it is also the best-selling October issue at newsstand since 1998.

We're following Karol's appointment with a major editorial research project to guide the future development and expansion of the magazine. Specifically, we have hired Wirthlin Research to develop a profile of Better Homes and Gardens readers and their aspirations. This will help Karol move the magazine to the next level.



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Country Home and Traditional Home are very powerful properties as well.  You can see their indexed advertising revenues here versus their key competitors.

Effective this month, we are increasing the frequency of Country Home to 10 times per year, and its rate base will grow 10 percent to 1.1 million.

We will publish Traditional Home eight times in calendar 2002, versus six times in calendar 2001. We are also raising its rate base to 825,000. That makes Traditional Home's rate base the second highest in the upscale home furnishings category, after HOUSE BEAUTIFUL and ahead of ARCHITECTURAL DIGEST.















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We've also been investing in MORE magazine, a lifestyle magazine focused on affluent women who are over 40. We recently raised its frequency to 10 times per year, and we raised its rate base to 700,000 with the February issue. We will move it to 750,000 in September 2002. Advertising revenues for MORE have continued their growth trend, as they are up more than 50 percent for the second quarter and the year-to-date.



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We have grouped our Special Interest Publications and our Creative Collection
titles in order to offer network buys to advertisers. This approach benefits advertisers because they reach their target audiences en masse, they issue only one insertion order, they receive only one bill, and they are featured in an uncluttered environment.



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We are encouraged about our progress on Living Room.  It is a lifestyle and decorating publication that targets women in their late 20s and 30s. This a great opportunity given the growth of Generation Y, which I mentioned earlier. To date we have published and tested two issues of this magazine on the newsstand.

We engaged Bonnie Fuller as a consultant in this process. As you may know, Bonnie is the former editor of Cosmopolitan and Glamour magazines. We conducted several focus groups in the fall, and we're planning a circulation test this summer. We plan to publish another newsstand issue in the fall of 2002. By the spring of 2003, we should know whether we want to announce that we're formally launching the magazine.













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We formed Meredith Corporate Solutions to provide clients with comprehensive marketing programs. Beyond advertising, this organization is instrumental in bringing business to other areas such as Integrated Marketing, Interactive
Media, and our book business   as demonstrated by the "road map" shown on this
slide.

For example, Meredith Corporate Solutions recently developed and was selected to implement a comprehensive multi-media marketing campaign for Clarinex, an allergy medication developed by Schering-Plough. The program features branded inserts that will run in Meredith magazines, a 1.5 million-piece direct mail campaign, a major interactive component, and advertising on Meredith television stations. The content, all centering around the theme, "Seasons of Fun," will focus on helping allergy sufferers enjoy spring and summer outdoor activities. That relationship is graphically depicted on this slide.



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In our integrated marketing business, we are focused on building in-depth strategic relationships with our clients. We are a leader in this marketplace, and we have significant room for growth in the future.

This slide shows some examples of our strategic relationships, including Carnival Cruise Lines, Nestle, Iams (a leading pet food manufacturer), the Principal Financial Group and Lutheran Brotherhood.



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A couple of weeks ago we recently secured a major piece of new business from
DaimlerChrysler. We will be producing customer loyalty magazines for the Chrysler, Dodge, and Jeep brands. The combined circulation for the entire project is more than 6 million.

These are just a few recent examples of how we are partnering with blue-chip companies to help them market their products and services directly to consumers. We are a leader in this marketplace, and we have significant room for growth in the future.






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To summarize, our tremendous set of assets is invaluable in meeting the needs of our readers and our corporate clients. Our circulation and newsstand results outperform our competitors, and we're growing in book sales, product sales and brand licensing.

On the corporate side, we offer advertisers publications that are beloved by
Americans.  We also have the ability   through Meredith Corporate Solutions and
Meredith Integrated Marketing -- to assemble a broad array of resources to meet all of their marketing needs.

Finally, we know that the American consumer is "going home."  People are
funneling their time and resources into their homes and families   positioning
us well for the future.

With that look at our Publishing Group, I'll turn the presentation back to Suku.



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Suku
----
Thanks, Steve. Now, I'll take a moment to discuss our financial position. Let me begin by showing you our strong history of earnings per share growth. We slowed in fiscal 2001 because of the advertising recession. However, we expect to restore EPS growth as our revenue growth and cost-reduction initiatives kick in and -- more importantly -- as the industry recovers from the current advertising recession.


















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To deal with the difficult advertising climate, we are continuing  our cost-reduction efforts. Company-wide costs for the second quarter of our fiscal 2002 were down 2 percent when compared to the prior-year period. This is the sixth quarter of our disciplined cost reduction effort. As we reduce costs, we continue to make targeted investments to position Meredith for the economic recovery.

Those investments include magazine rate base and frequency increases, expansions of our nonadvertising lines of business, and new magazine development activities. Additionally, we've implemented sales, news and programming improvements on the broadcast side.

We are focused on building our already-strong position in the home and family market. We believe that Meredith's position as the leader in this important market segment provides a clear advantage in these unsettled times.



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We continue to be a strong generator of cash, allowing us to make investments in our business, reduce our debt level and repurchase shares. Our debt outstanding at the end of the second fiscal quarter was down $30 million versus the prior quarter and currently stands at $425 million. We have continued to maintain a low debt-to-EBITDA ratio.

We also remain committed to our share repurchase program. During the first six months of fiscal 2002 we repurchased approximately 600,000 shares, in line with the same period a year ago. We have nearly two million shares remaining in our current share repurchase authorization.

















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I'll reiterate the statements we made in our second quarter earnings release on
January 29: While the advertising recession continues, it appears to be less severe than in our second fiscal quarter. Still, the continuing uncertainty and volatility of the economic climate make precise guidance difficult. The one area of our business where we have reasonably good visibility for the third quarter is magazine advertising. The outlook for the remainder of our businesses is less clear. However, as we stated in our earnings release last month, we believe the First Call consensus estimate, which at that time was 28 cents per share for our third fiscal quarter, is achievable. This estimate excludes any impact due to the adoption of FASB 142, which we will do in our fiscal year ending June 2003.

Now let me close with some investment highlights.

-- We are the leading media company serving the home and family market.

-- We are successfully leveraging our leading media brands, our resources and our reputation in the home and family market to expand our revenue streams.

-- We are transforming our publishing business through brand management and technology, and we see a major development opportunity in broadcasting.

-- And finally, we are committed to maintaining a strong financial position, generating significant cash flows, and producing profitable returns for shareholders.

With that, we'll be happy to take your questions.





















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INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.
































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